JCPENNEY REPORTS FISCAL 2014 FIRST QUARTER RESULTS

Same Store Sales Up 6.2 Percent

First Quarter Highlights:

•	Same store sales increase 6.2%, exceeding guidance; second consecutive quarter of growth

•	Gross margin improved 230 basis points from same quarter last year

•	SG&A savings of $69 million; 490 basis point improvement from last year

•	New upsized credit facility further strengthens Company’s financial position

•	Opened 30 new Sephora inside JCPenney locations, bringing total to 476

PLANO, Texas - (May 15, 2014) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its first quarter ended May 3, 2014.

Myron E. (Mike) Ullman, III, Chief Executive Officer said, "We are very pleased to report that JCPenney delivered its second consecutive quarter of comparable store sales growth, as well as continued gross margin improvement. It is clear that our efforts to re-merchandise many areas of the store and revamp our messaging to the customer are taking hold. Despite a difficult retail environment, our strong performance during the Easter holiday period and other key promotional events enabled us to deliver better than anticipated sales results. We expect to carry this momentum into the second quarter as we continue to position the company for long-term profitable growth.”

Financial Results

For the first quarter, JCPenney reported net sales of $2.80 billion compared to $2.64 billion in the first quarter of 2013. Same store sales increased 6.2% and improved sequentially each month within the quarter.

The Company said that, going forward, it will simplify its same store sales calculation to better reflect year-over-year comparability. Certain items, such as sales return estimates and liquidation sales, will now be excluded from the Company’s same store sales calculation.  Under this new methodology, comparable store sales in the first quarter rose 7.4%, which includes online sales that grew 25.7% over the same period last year. For the full year, the Company expects the new sales reporting methodology to have a 10 to 20 basis point impact.

Women’s and Men’s apparel, Home, and Fine Jewelry were the Company's top performing merchandise divisions in the quarter. Sephora inside JCPenney also continued its strong performance. Geographically, all regions delivered sales gains over the same period last year with the best performance in the western and central regions of the country.

For the first quarter, gross margin was 33.1% of sales, compared to 30.8% in the same quarter last year, representing a 230 basis point improvement. While better than last year, gross margin was negatively impacted by an increase in clearance sales as a percentage of total sales in February and March, as well as negative clearance margins. Gross margin improved sequentially throughout the quarter, and the clearance sales mix returned to historic levels by quarter end.

SG&A expenses for the quarter were down $69 million to approximately $1.01 billion or 36.0% of sales, representing a 490 basis point improvement from last year. These savings were primarily driven by lower corporate support costs, advertising and improved credit income.

Operating income for the quarter was a loss of $247 million which represents a 49.2% improvement over last year. For the first quarter, the Company incurred a net loss of $352 million or ($1.15) per share.

Financial Position

The Company also announced today that it has obtained a fully committed and underwritten $2.35 billion senior secured ABL credit facility to replace the Company’s existing $1.85 billion ABL bank line, which matures in April 2016. Due to favorable market conditions, the Company decided to pursue this new facility proactively to extend the maturity several years and enhance its liquidity position. This financing is expected to provide better pricing terms and add up to $500 million of incremental liquidity during peak seasonal needs. The Company expects to close the facility during the second quarter.

Mr. Ullman continued, “With a solid plan in place to complete the turnaround, we are pleased with the support of our banking partners and their confidence in our ability to succeed.”

Outlook

The Company’s guidance for the second quarter of 2014 is as follows:

•	Comparable store sales: expected to increase mid-single digits;

•	Gross margin: expected to improve sequentially versus first quarter of 2014;

•	SG&A expenses: expected to be slightly below last year’s levels; and

•	Depreciation and amortization: expected to be approximately $155 million.

The Company’s 2014 full-year guidance is as follows:

•	Comparable store sales: expected to increase mid-single digits;

•	Gross margin: expected to improve significantly versus 2013;

•	Free cash flow: expected to be breakeven;

•	Liquidity: expected to be in excess of $2 billion at year-end;

•	Capital expenditures: expected to be approximately $250 million; and

•	Depreciation and amortization: expected to be approximately $630 million.

First Quarter 2014 Earnings Conference Call Details

At 4:30 p.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Myron E. (Mike) Ullman, III, and Chief Financial Officer Ed Record. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (866) 318-8612, or (617) 399-5131 for international callers, and reference 73921680 participant code or visit the Company's investor relations website at http://ir.jcpenney.com.

Telephone playback will be available approximately two hours after the conclusion of the meeting by dialing (888) 286-8010, or (617) 801-6888 for international callers and referencing 18216554 participant code.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to becoming America’s preferred retail destination for unmatched style, quality and value. Across approximately 1,100 stores and at jcpenney.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcpenney.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales trends, gross margin, liquidity and cost savings.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our turnaround strategy, customer acceptance of our new strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended
Statements of Operations:	May 3, 2014		May 4, 2013	% Inc. (Dec)
Total net sales	$2,801		$2,635	6.3%
Cost of goods sold	1,875		1,823	2.9%
Gross margin	926		812	14.0%
Operating expenses/(income):
Selling, general and administrative (SG&A)	1,009		1,078	(6.4)%
Pension	1		34	(97.1)%
Depreciation and amortization	158		136	16.2%
Real estate and other, net	(17)		(22)	(22.7)%
Restructuring and management transition	22		72	(69.4)%
Total operating expenses	1,173		1,298	(9.6)%
Operating income/(loss)	(247)		(486)	(49.2)%
Net interest expense	97		61	59.0%
Income/(loss) before income taxes	(344)		(547)	(37.1)%
Income tax expense/(benefit)	8	(1)	(199)	(100.0)%	+
Net income/(loss)	$(352)		$(348)	1.1%

Earnings/(loss) per share - basic and diluted	$(1.15)		$(1.58)	(27.2)%

Financial Data:
Comparable store sales increase/(decrease)(2)	6.2%		(16.6)%
Ratios as a percentage of sales:
Gross margin	33.1%		30.8%
SG&A expenses	36.0%		40.9%
Total operating expenses	41.9%		49.3%
Operating income/(loss)	(8.8)%		(18.5)%
Effective income tax rate	2.3%	(1)	(36.4)%

Common Shares Data:
Issued and outstanding shares at end of period	304.8		219.9
Weighted average shares outstanding (basic and diluted)	305.0		219.9

(1)	For the three months ended May 3, 2014, the Company recognized a net valuation allowance of $120 million against certain federal and state net operating loss carry forward assets.

(2)
Going forward, the Company will simplify its comparable store sales calculation to better reflect year-over-year comparability. Certain items, such as sales return estimates and liquidation sales, will now be excluded from the Company’s calculation.  Under this new methodology, comparable store sales for the three months ended May 3, 2014 was an increase of 7.4% compared to a decrease of 17.0% for the three months ended May 4, 2013.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	May 3, 2014	May 4, 2013
Current assets:
Cash in banks and in transit	$176	$163
Cash short-term investments	994	658
Cash and cash equivalents	1,170	821
Merchandise inventory	2,835	2,798
Deferred taxes	178	113
Prepaid expenses and other	212	200
Total current assets	4,395	3,932
Property and equipment, net	5,510	5,690
Prepaid pension	682	7
Other assets	705	743
Total assets	$11,292	$10,372

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$841	$1,248
Other accounts payable and accrued expenses	1,167	1,524
Short-term borrowings	650	850
Current maturities of capital leases and note payable	30	26
Current maturities of long-term debt	23	—
Total current liabilities	2,711	3,648
Long-term capital leases and note payable	57	82
Long-term debt	4,834	2,868
Deferred taxes	365	250
Other liabilities	572	658
Total liabilities	8,539	7,506
Stockholders' equity	2,753	2,866
Total liabilities and stockholders' equity	$11,292	$10,372

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended
Statements of Cash Flows:	May 3, 2014	May 4, 2013
Cash flows from operating activities:
Net income/(loss)	$(352)	$(348)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	2	37
Asset impairments and other charges	2	2
Net gain on sale of non-operating assets	(12)	—
Net gain on sale of operating assets	(1)	(16)
Depreciation and amortization	158	136
Benefit plans	(9)	17
Stock-based compensation	7	5
Deferred taxes	(5)	(164)
Change in cash from:
Inventory	100	(457)
Prepaid expenses and other assets	(27)	50
Merchandise accounts payable	(107)	85
Current income taxes	10	55
Accrued expenses and other	(37)	(154)
Net cash provided by/(used in) operating activities	(271)	(752)
Cash flows from investing activities:
Capital expenditures	(80)	(214)
Proceeds from sale of non-operating assets	15	—
Proceeds from sale of operating assets	2	18
Net cash provided by/(used in) investing activities	(63)	(196)
Cash flows from financing activities:
Proceeds from short-term borrowings	—	850
Payments of capital leases and note payable	(5)	(5)
Payment of long-term debt	(5)	—
Financing costs	—	(8)
Proceeds from stock options exercised	—	5
Other changes in stockholders' equity	(1)	(3)
Net cash provided by/(used in) financing activities	(11)	839
Net increase/(decrease) in cash and cash equivalents	(345)	(109)
Cash and cash equivalents at beginning of period	1,515	930
Cash and cash equivalents at end of period	$1,170	$821

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our Primary Pension Plan and the net gain on the sale of non-operating assets. Unlike other operating expenses, restructuring and management transition charges and the net gain on the sale of non-operating assets are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income) and the net gain on the sale of non-operating assets on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted operating income/(loss); (2) adjusted net income/(loss); and (3) adjusted diluted EPS.

ADJUSTED OPERATING INCOME/(LOSS), NON-GAAP FINANCIAL MEASURE:

The following table reconciles operating income/(loss), the most directly comparable GAAP measure, to adjusted operating income/(loss), a non-GAAP financial measure:

	Three Months Ended
	May 3, 2014	May 4, 2013
Operating income/(loss)	$(247)	$(486)
As a percent of sales	(8.8)%	(18.5)%
Add: Restructuring and management transition charges	22	72
Add: Primary pension plan expense/(income)	(5)	25
Less: Net gain on the sale of non-operating assets	(12)	—
Adjusted operating income/(loss) (non-GAAP)	$(242)	$(389)
As a percent of sales	(8.6)%	(14.8)%

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended
	May 3, 2014		May 4, 2013
Net income/(loss)	$(352)		$(348)
Earnings/(loss) per share-diluted	$(1.15)		$(1.58)

Add: Restructuring and management transition charges, net of tax of $- and $28	22	(1)	44	(2)
Add: Primary pension plan expense/(income), net of tax of $- and $10	(5)	(3)	15	(2)
Less: Net gain on the sale of non-operating assets, net of tax $- and $-	(12)	(4)	—
Less: Tax benefit resulting from other comprehensive income allocation	(6)	(5)	—
Adjusted net income/(loss) (non-GAAP)	$(353)		$(289)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(1.16)		$(1.31)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Tax effect was calculated using the Company's statutory rate of 38.82%.

(3)	The tax effect is included in the line item Tax benefit resulting from other comprehensive income allocation. See footnote 5 below.

(4)	Tax effect represents state taxes payable in separately filing states related to the sale of the non-operating assets.

(5)	Tax benefit is in accordance with the requirement that the Company’s net zero tax provision be allocated between its operating loss and accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended
	May 3, 2014	May 4, 2013
Net cash provided by/(used in) operating activities	$(271)	$(752)
Add: Proceeds from sale of operating assets	2	18
Less: Capital expenditures	(80)	(214)
Free cash flow (non-GAAP)	$(349)	$(948)